                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(b)(c),
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)


                               (AMENDMENT NO. 1 )*


                            ODYSSEY HEALTHCARE, INC.
                                (Name of Issuer)

                          COMMON STOCK, $.001 PAR VALUE
                         (Title of Class of Securities)

                                    67611V101
                                 (CUSIP Number)


                                DECEMBER 31, 2002
             (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
      Schedule is filed:

          [ ]   Rule 13d-1(b)
          [ ]   Rule 13d-1(c)
          [X]   Rule 13d-1(d)

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 10 pages

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---------------------------                      -----------------------------
CUSIP No. 67611V101                13G              Page 2    of    10 Pages
---------------------------                      -----------------------------

   1 NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Highland Capital Partners III Limited Partnership

   2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                   (a)  [ ]
                                                                   (b)  [ ]

   3 SEC USE ONLY

   4 CITIZENSHIP OR PLACE OF ORGANIZATION


     Delaware
                   5 SOLE VOTING POWER

                     0
   NUMBER OF
     SHARES        6 SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY         0

      EACH         7 SOLE DISPOSITIVE POWER
   REPORTING
     PERSON          0

      WITH         8 SHARED DISPOSITIVE POWER

                     0

   9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0

   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
      INSTRUCTIONS)  [ ]




   11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.0%

   12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN


                               Page 2 of 10 pages

---------------------------                     -----------------------------
CUSIP No. 67611V101                13G            Page 3    of    10 Pages
---------------------------                     -----------------------------

   1 NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Highland Management Partners III Limited Partnership

   2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                   (a)  [ ]
                                                                   (b)  [ ]

   3 SEC USE ONLY

   4 CITIZENSHIP OR PLACE OF ORGANIZATION


     Delaware
                   5 SOLE VOTING POWER

                     0
   NUMBER OF
     SHARES        6 SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY         0

      EACH         7 SOLE DISPOSITIVE POWER
   REPORTING
     PERSON          0

      WITH         8 SHARED DISPOSITIVE POWER

                     0

   9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0

   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
      INSTRUCTIONS)  [ ]




   11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.0%

   12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN

                               Page 3 of 10 pages

---------------------------                     -----------------------------
CUSIP No. 67611V101                13G             Page 4    of    10 Pages
---------------------------                     -----------------------------

   1 NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Robert F. Higgins

   2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                   (a)  [ ]
                                                                   (b)  [ ]

   3 SEC USE ONLY

   4 CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                   5 SOLE VOTING POWER

                     0
   NUMBER OF
     SHARES        6 SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY         0

      EACH         7 SOLE DISPOSITIVE POWER
   REPORTING
     PERSON          0

      WITH         8 SHARED DISPOSITIVE POWER

                     0

   9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0

   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
      INSTRUCTIONS)  [ ]




   11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.0%

   12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

                               Page 4 of 10 pages

---------------------------                     -----------------------------
CUSIP No. 67611V101                13G            Page 5    of    10 Pages
---------------------------                     -----------------------------

   1 NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Paul A. Maeder

   2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                   (a)  [ ]
                                                                   (b)  [ ]

   3 SEC USE ONLY

   4 CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                   5 SOLE VOTING POWER

                     0
   NUMBER OF
     SHARES        6 SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY         0

      EACH         7 SOLE DISPOSITIVE POWER
   REPORTING
     PERSON          0

      WITH         8 SHARED DISPOSITIVE POWER

                     0

   9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0

   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
      INSTRUCTIONS)  [ ]




   11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.0%

   12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

                               Page 5 of 10 pages

---------------------------                     -----------------------------
CUSIP No. 67611V101                13G             Page 6    of    10 Pages
---------------------------                     -----------------------------

   1 NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Wycliffe K. Grousbeck

   2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                   (a)  [ ]
                                                                   (b)  [ ]

   3 SEC USE ONLY

   4 CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                   5 SOLE VOTING POWER

                     0
   NUMBER OF
     SHARES        6 SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY         0

      EACH         7 SOLE DISPOSITIVE POWER
   REPORTING
     PERSON          0

      WITH         8 SHARED DISPOSITIVE POWER

                     0

   9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0

   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
      INSTRUCTIONS)  [ ]




   11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.0%

   12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

                               Page 6 of 10 pages

---------------------------                     -----------------------------
CUSIP No. 67611V101                13G            Page 7    of    10 Pages
---------------------------                     -----------------------------

   1 NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Daniel J. Nova

   2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                   (a)  [ ]
                                                                   (b)  [ ]

   3 SEC USE ONLY

   4 CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                   5 SOLE VOTING POWER

                     0
   NUMBER OF
     SHARES        6 SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY         0


      EACH         7 SOLE DISPOSITIVE POWER
   REPORTING
     PERSON          0

      WITH         8 SHARED DISPOSITIVE POWER

                     0


   9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0


   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
      INSTRUCTIONS)  [ ]




   11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.0%

   12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

                               Page 7 of 10 pages

---------------------------                     -----------------------------
CUSIP No. 67611V101                13G            Page 8    of    10 Pages
---------------------------                     -----------------------------

                                  SCHEDULE 13G

Item 1(a).  NAME OF ISSUER:  Odyssey Healthcare, Inc. (the "Company")

Item 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES: 717 N. Harwood, Suite 1500, Dallas, TX 75201

ITEM 2(a)                                       ITEM 2(b)                                       ITEM 2(c)

                                                                                          Citizenship or Place
Name of Person Filing                           Address                                      of Organization
---------------------                           -------                                   --------------------

Highland Capital Partners III Limited           92 Hayden Avenue                                Delaware
    Partnership, a Delaware limited             Lexington, MA 02421
    partnership

Highland Management Partners III Limited        92 Hayden Avenue                                Delaware
    Partnership, a Delaware limited             Lexington, MA 02421
    partnership and the sole general
    partner of Highland Capital

Robert F. Higgins                               Highland Capital Partners, Inc.               United States
                                                92 Hayden Avenue
                                                Lexington, MA 02421

Paul A. Maeder                                  Highland Capital Partners, Inc.               United States
                                                92 Hayden Avenue
                                                Lexington, MA 02421

Daniel J. Nova                                  Highland Capital Partners, Inc.               United States
                                                92 Hayden Avenue
                                                Lexington, MA 02421

Wycliffe K. Grousbeck                           41 Skating Pond Road                          United States
                                                Weston, MA 02493


        The persons named in Item 2(a) are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."

Item 2(d).  TITLE OF CLASS OF SECURITIES:  Common Stock, $.001 par value.

Item 2(e).  CUSIP NUMBER: 67611V101

                               Page 8 of 10 pages

---------------------------                     -----------------------------
CUSIP No. 67611V101                13G            Page 9    of    10 Pages
---------------------------                     -----------------------------

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

            Not applicable.

Item 4.     OWNERSHIP.

            Not applicable.


Item 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Each Reporting Person has ceased to own beneficially more than 5% of the outstanding common stock of the Company.

Item 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not applicable.

Item 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable. Each of the Reporting Persons expressly disclaims membership in a "group" as defined in Rule 13d-1(b)(1)(ii)(J).

Item 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

Item 10.    CERTIFICATION.

            Not applicable.

                               Page 9 of 10 pages

---------------------------                     -----------------------------
CUSIP No. 67611V101                13G            Page 10    of    10 Pages
---------------------------                     -----------------------------

                                    SIGNATURE

      After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  January 31, 2003

HIGHLAND CAPITAL PARTNERS III
  LIMITED PARTNERSHIP

By: Highland Management
      Partners III Limited Partnership, Its General Partner


    By: /s/ Paul A. Maeder
        -----------------------
        General Partner


HIGHLAND MANAGEMENT PARTNERS III
  LIMITED PARTNERSHIP


By: /s/ Paul A. Maeder
    -------------------------
    Managing Member


/s/ Robert F. Higgins
--------------------------
Robert F. Higgins


/s/ Paul A. Maeder
--------------------------
Paul A. Maeder


/s/ Wycliffe K. Grousbeck
--------------------------
Wycliffe K. Grousbeck


/s/ Daniel J. Nova
--------------------------
Daniel J. Nova

                               Page 10 of 10 pages